Exhibit 3.1

FOURTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CARIBOU COFFEE COMPANY, INC.

ARTICLE I

Name

The name of the corporation is: Caribou Coffee Company, Inc.

ARTICLE II

Registered Office

The registered office of the corporation is located at 90 South 7th Street, Suite 5500, Minneapolis, MN 55402.

ARTICLE III

Incorporator

The name and address of the incorporator are:

Name	Mailing Address
Mary S. Giesler	90 South 7th Street, Suite 5500 Minneapolis, MN 55402

ARTICLE IV

Capital

The aggregate number of shares of stock that the corporation shall have the authority to issue is One Thousand (1,000) shares, par value $.01 per share.

ARTICLE V

Classes and Series

In addition to, and not by way of limitation of, the powers granted to the Board of Directors by Minnesota Statutes, Chapter 302A, the Board of Directors of the corporation shall have the power and authority to fix by resolution any designation, class, series, voting power, preference, right, qualification, limitation, restriction, dividend, time and price of redemption, and conversion right with respect to any stock of the corporation. Unless otherwise designated by the Board of Directors, all issued shares shall be deemed common stock with equal rights and preferences.

ARTICLE VI

Written Action Without Meeting

Any action required or permitted to be taken at any meeting of the Board of Directors of the corporation may be taken without a meeting by written action signed by a majority of the Board of Directors then in office, except as to those matters which require shareholder approval, in which case the written action shall be signed by all members of the Board of Directors then in office.

ARTICLE VII

Cumulative Voting Denied

No shareholder of the corporation shall be entitled to any cumulative voting rights.

ARTICLE VIII

Pre-Emptive Rights Denied

No shareholder of the corporation shall have any preferential, pre-emptive, or other rights of subscription to any shares of any class or series of stock of the corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of the corporation, nor any right of subscription to any part thereof.

ARTICLE IX

Initial Board of Directors

The initial Board of Directors of the corporation shall be comprised of the following individuals:

Joachim Creus

David Bell

Axel Bhat

These individuals shall serve as the Board of Directors of the corporation until the next regular meeting of the shareholders or until their successors are elected and qualified in the manner required by the corporation’s Bylaws.